Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166442

Prospectus Supplement No. 4

(To Prospectus dated July 1, 2010)

7,296,204 Shares

FLOTEK INDUSTRIES, INC.

Common Stock

This prospectus supplement No. 4 supplements the prospectus, dated July 1, 2010, of Flotek Industries, Inc. relating to the resale by the selling stockholders of up to 7,296,204 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See “Risk Factors” beginning on page 3 of the prospectus for risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” contained in the prospectus is supplemented by amending the holdings of the following selling stockholders with information set forth below and adding new selling stockholders. Specifically, the amendments in the table below reflect the private sale by (i) ECF Value Fund International, Ltd.to ECF Value Fund International Master L.P. of certain exercisable warrants to purchase 53,000 shares of our common stock and certain contingent warrants to purchase 171,100 shares of our common stock.

The percentage ownership data is based on 51,644,969 shares of our common stock issued and outstanding as of October 31, 2013.

	Shares Beneficially Owned Before the Offering		Shares That May be Offered Hereby	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent
ECF Value Fund International, Ltd. (1)	4,814,346	9.3%	—	4,814,346	9.3%
ECF Value Fund International Master L.P. (2)	4,814,346	9.3%	171,100	4,814,346	9.3%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)

The address of ECF Value Fund International, Ltd. is c/o Gates Capital Management, 1177 Avenue of Americas, 32nd Floor, New York, New York 10036. Gates Capital Management, Inc., which is controlled by Jeffrey L. Gates, is the investment manager of ECF Value Fund International, Ltd., and Jeffrey L. Gates exercises voting and dispositive power over the securities held by ECF Value Fund International, Ltd. ECF Value Fund International, Ltd. directly owns 1,053,156 shares of our common stock. In addition, it may be deemed to be the beneficial owner of 4,814,346 shares of our common stock pursuant to the rules and regulations of the SEC. Shares beneficially owned do not include shares issuable upon exercise of the warrants that are not issuable within 60 days hereof as a result of provisions in the governing instruments of such warrants limiting the exercise thereof if such exercise would cause the holder to beneficially own more than 4.99% of our common stock.

(2)	The address of ECF Value Fund International Master L.P. is c/o Gates Capital Management, 1177 Avenue of Americas, 32nd Floor, New York, New York 10036. Jeffrey L. Gates is the general partner of ECF Value Fund International Master L.P., and Jeffrey L. Gates exercises voting and dispositive power over the securities held by ECF Value Fund International Master L.P. ECF Value Fund International Master L.P. may be deemed to be the beneficial owner of 4,814,346 shares of our common stock pursuant to the rules and regulations of the SEC. Shares beneficially owned do not include shares issuable upon exercise of the warrants that are not issuable within 60 days hereof as a result of provisions in the governing instruments of such warrants limiting the exercise thereof if such exercise would cause the holder to beneficially own more than 4.99% of our common stock.

The date of this prospectus supplement is November 12, 2013.